Exhibit 10.1

AMENDMENT NO. 2
TO THE SECOND RESTATED
AGREEMENT OF
LIMITED PARTNERSHIP OF
HIGHWOODS REALTY LIMITED PARTNERSHIP

This Amendment No. 2 (this “Amendment”), dated as of July 19, 2018, to the Second Restated Agreement of Limited Partnership of Highwoods Realty Limited Partnership, a North Carolina limited partnership (the “Partnership”), dated as of January 1, 2000, as amended by Amendment No. 1 to the Second Restated Agreement of Limited Partnership of Highwoods Realty Limited Partnership, dated as of July 22, 2004 (as so amended, the “Partnership Agreement”), is hereby entered into by Highwoods Properties, Inc., a Maryland corporation (the “General Partner”).
WHEREAS, the General Partner is the sole general partner of the Partnership;
WHEREAS, the Executive Committee of the Board of Directors of the General Partner has determined that this Amendment is required to satisfy requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; and
WHEREAS, acting pursuant to the power and authority granted to the General Partner under Section 14.1 of the Partnership Agreement, the Board of Directors of the General Partner has determined that this Amendment does not require the approval of any Partner.
NOW, THEREFORE, it is hereby agreed as follows:
1.    Defined Terms. The capitalized terms used herein shall have the meanings ascribed thereto in the Partnership Agreement, except as otherwise defined or limited herein.
2.    Effective Time of the Amendment. This Amendment shall be deemed to be effective as of January 1, 2018.
3.     Amendment of Article 1. Article 1 is hereby amended by adding the following definitions:
“Partnership Level Taxes” means any federal, state, or local taxes, additions to tax, penalties, and interest payable by the Partnership as a result of a Tax Audit under the Partnership Tax Audit Rules.
“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local law.
“Election Out” means the election provided by Section 6221(b) of the Code to have Subchapter C of Chapter 63 of Subtitle F of the Code not apply or any analogous election under state or local law.
“Excess Tax Amount” has the meaning set forth in Section 10.5.B(2).

“Imputed Underpayment Modification” means any modification under Section 6225(c) of the Code (or any analogous provision of state or local law) to the extent that such modification is available and would reduce any Partnership Level Taxes attributable to a Covered Audit Adjustment.
“Partnership Representative” has the meaning set forth in Section 10.3.B(1).
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law), as in effect following the enactment of the Bipartisan Budget Act of 2015.
“Push-Out Election” means the election to apply the alternative method provided by Section 6226 of the Code (or any analogous provision of state or local tax law).
“Tax Audit” or “Tax Audits” has the meaning set forth in Section 10.3.B(1).
“Tax Contribution Obligation” has the meaning set forth in Section 10.5.B(2).
“Tax Offset” has the meaning set forth in Section 10.5.B(1).
In addition, the definition of “Partner” is hereby deleted in its entirety and replaced in full as follows:
“Partner” means a General Partner or Limited Partner, and “Partners” means the General Partner and the Limited Partners collectively; provided, however, that for the purposes of Sections 10.3 and 10.5, the term “Partner” means any current Partner and any former Partner, provided that a former Partner shall be considered a Partner only as the context requires in order to effectuate the provisions of Section 10.3 such that each Partner and former Partner bears the economic burden associated with any Covered Audit Adjustment and/or Partnership Level Taxes that relate to a taxable year (or portion thereof) in which such Partner or former Partner, as applicable, was a Partner or was treated as holding an interest in the Partnership.
4.    Amendment of Section 6.2. The following subsection is added to the end of Section 6.2:
C.Special Tax Allocations. Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Partners in accordance with the applicable provisions of the Partnership Audit Tax Rules.
5.    Amendment of Section 10.3. Section 10.3 is hereby deleted in its entirety and replaced in full as follows:
A.Tax Matters Partner. With respect to periods not governed by Partnership Audit Tax Rules, the General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. Pursuant to Section 6230(e) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership and any such period, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and the Assignees. The tax matters partner is authorized, but not required:

(1)to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);
(2)in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;
(3)to intervene in any action brought by any other Partner for judicial review of a final adjustment;
(4)to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;
(5)to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and
(6)to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.
The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.
B.Designation of Partnership Representative; Scope of Duties and Authority.
(1)For tax periods for which any of the Partnership Tax Audit Rules are in effect with respect to the Partnership, the “partnership representative” (within the meaning of Section 6223(a) of the Code) (the “Partnership Representative”) of the Partnership shall be the General Partner (unless the General Partner is not authorized under the Partnership Tax Audit Rules to serve as the Partnership Representative, resigns as the Partnership Representative or is found by a court of competent jurisdiction upon entry of a final judgment to have engaged in fraud, willful misconduct, or gross negligence as the Partnership Representative, in which case a Person so authorized and selected by the Partners in accordance with Section 14.2 shall be the Partnership Representative. The Partnership Representative is authorized to and shall represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings (each a “Tax Audit” and collectively, “Tax Audits”), and to expend Partnership funds for professional services and costs associated therewith.
(2)In its capacity as such, the Partnership Representative shall have the authority and discretion to exercise any and all authority of the Partnership Representative under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters, including, but not limited to, by entering into any settlement offer, agreeing to extend statutes of limitation, and initiating litigation and, (ii) if the IRS, in connection with a Tax Audit governed by the Partnership Tax Audit Rules, proposes a Covered Audit Adjustment, determining, in its sole discretion, whether, to the extent that such election is available under the Partnership Tax Audit Rules, to make a Push-Out Election.
(3)If the Partnership Representative changes its address, the Partnership Representative shall promptly notify the IRS of such occurrence. If the Partnership Representative is replaced pursuant to Section 10.3.B(1), the outgoing Partnership Representative shall take all actions required by the Partnership Tax Audit Rules to revoke or resign its prior designation as the Partnership Representative.
C.Election Out.
(1)To the extent that the Election Out is available to the Partnership under the Partnership Tax Audit Rules, the General Partner may make the Election Out.
(2)If the Partnership Representative makes an Election Out, the Partnership shall, within thirty (30) days of receipt of a written request, make available to any Partner, at such Partner’s expense, any information such Partner reasonably requests in connection with any Tax Audit relating to such Partner’s interest in the Partnership. Each Partner shall inform the Partnership of any Covered Audit Adjustments to Partnership items that result from any Tax Audit of such Partner within thirty (30) days of the close of such Tax Audit.
D.Push-Out Election; Imputed Underpayment Modifications.
(1)If the Partnership Representative makes a Push-Out Election with respect to a Covered Audit Adjustment, each Partner (including transferees or successors of any Partner) covenants and agrees that it shall (1) pay any and all resulting taxes, additions to tax, penalties and interest in a timely fashion and (2) cooperate with the Partnership and the Partnership Representative in good faith. Notwithstanding the foregoing, if the Partnership is required to pay any tax, addition to tax, penalty, or interest following a Push-Out Election because any portion of the applicable Covered Audit Adjustment would otherwise be subject to withholding by the Partnership under Chapters 3 or 4 of Subtitle A of the Code, any such amounts shall be considered

Partnership Level Taxes with respect to the applicable Partners subject to the provisions of Section 10.5.
(2)To the extent that the Partnership Representative does not make a Push-Out Election with respect to a Covered Audit Adjustment, the Partnership Representative may make Imputed Underpayment Modifications (taking into account whether the Partnership Representative has received all requisite information on a timely basis from the Partners), and each Partner shall, as requested by the Partnership Representative, take such actions as may be necessary or prudent for the Partnership Representative to seek an Imputed Underpayment Modification (including, for the avoidance of doubt, filing an amended federal income tax return or following an alternative procedure to filing an amended federal income tax return, as described in Section 6225(c)(2) of the Code, paying any and all resulting federal income taxes in a timely fashion, providing all necessary information to the Partnership to support the modification of the tax rate applicable to any Imputed Underpayment Modification pursuant to Section 6225(c)(4) of the Code, and providing an affidavit to the Partnership Representative that such actions have been taken). If not otherwise sought by the Partnership Representative and if reasonably requested by a Partner, the Partnership Representative shall use commercially reasonable efforts to provide to such Partner information allowing such Partner to file an amended federal income tax return or to follow an alternative procedure to filing an amended federal income tax return, as described in Section 6225(c)(2) of the Code, to the extent that such amended return or alternative procedure and payment of any related taxes, additions to tax, penalties, and interest would reduce any Partnership Level Taxes attributable to the Covered Audit Adjustment.
(3)To the extent that the Partnership Representative does not make a Push-Out Election with respect to a Covered Audit Adjustment, the Partnership Representative is authorized, pursuant to Section 7.1, to obtain a loan on behalf of the Partnership to pay any Partnership Level Taxes.
E.Cooperation. Each Partner agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative in connection with any Tax Audit. If reasonably requested by the Partnership Representative, each Partner shall deliver to the Partnership Representative: (i) any certificates, forms, affidavits, or instruments reasonably requested by the Partnership Representative relating to such Partner’s status under any tax laws, (including, but limited to, evidence of the filing of tax returns and/or payment of tax and an affirmative statement that such Partner’s tax status does not make the Partnership ineligible for an Election Out), and (ii) any information reasonably requested by the Partnership Representative in connection with the Partnership Tax Audit Rules (including, but not limited to, upper-tier shareholder specific information if a Partner is or becomes an S corporation for federal income tax purposes, upper-tier partner specific information if a Partner is or becomes a partnership for federal income tax purposes, tax returns, information regarding the character of income as capital gain or qualified dividend income, and information regarding passive activity losses).
F.Indemnification. To the maximum extent permitted by applicable law, the Partnership Representative will not be liable for, and will be indemnified and held harmless by the Partnership from and against, any and all loss, liability, damage, cost or expense, including reasonable attorneys’ and accountants’ fees, suffered or incurred in defense of any demands, claims or lawsuits against the Partnership Representative in or as a result of or relating to his or its capacity, actions or omissions as the Partnership Representative, or concerning the Partnership or any activities undertaken on behalf of the Partnership; provided that the acts or omissions of the Partnership Representative are not found by a court of competent jurisdiction upon entry of a final judgment to have been the result of fraud or willful misconduct or, with respect to criminal matters, that the Partnership Representative had reason to believe that his conduct was unlawful.
G.Miscellaneous.
(1)Notwithstanding anything herein to the contrary, nothing in this Agreement shall obligate the Partnership Representative to provide notice to the Partners regarding any Tax Audit other than as required by the Partnership Tax Audit Rules. The Partners shall have no right to participate in any Tax Audit, unless the Partnership Representative gives its written consent otherwise.
(2)Each Partner agrees to promptly update and supplement its contact information as necessary to keep such information up-to-date, even if such Partner’s interest in the Partnership is transferred or terminated.
(3)The provisions of this Section 10.3, including the Partnership Representative’s authority under this Section 10.3, shall survive the termination, dissolution, liquidation and winding up of the Partnership and the termination or transfer of any Partner’s interest in the Partnership and shall remain binding on each Partner for the period of time necessary to resolve any Tax Audit involving or related to the Partnership.
H.Compensation. Neither the tax matters partner nor the Partnership Representative shall receive any compensation for its services. All third-party costs and expenses incurred by the tax matters partner or the Partnership Representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner or Partnership Representative in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.
6.    Amendment of Section 10.5. Section 10.5 is hereby deleted in its entirety and replaced in full as follows:
A.General Provisions Regarding Withholding and Other Tax Payments by the Partnership. Each of the Partnership and its Subsidiaries may withhold from distributions, allocations or portions thereof (1) if it is required to do so by any applicable rule, regulation or law or, (2) in its discretion, as reasonably necessary to satisfy expected future withholding tax obligations following the redemption of Partnership Units, and each Partner hereby authorizes the Partnership and its Subsidiaries to withhold or pay on behalf of or with respect to such Partner any amount of federal, state, provincial, local or foreign taxes that the General Partner determines, in good faith, that the Partnership or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement. To the extent that any tax is paid by the Partnership or any of its Subsidiaries and the General Partner determines, in good faith, that such tax (including any Partnership

Level Tax) relates to one or more specific Partners, such tax shall be treated as an amount of taxes paid with respect to such Partner pursuant to this Section 10.5. Any determinations made by the General Partner pursuant to this Section 10.5.A shall be binding upon the Partners. Notwithstanding any provision to the contrary in this Section 10.5.A, the payment by the Partnership of Partnership Level Taxes shall, consistent with the Partnership Tax Audit Rules, be treated as the payment of a Partnership obligation and shall be treated as paid with respect to a Partner to the extent the deduction with respect to such payment is allocated to such Partner pursuant to Section 6.2.C, and such payment shall not be treated as a withholding from distributions, allocations, or portions thereof with respect to a Partner.
B.Tax Treatment of Withholding and Other Tax Payments by the Partnership.
(1)Tax Offset. For all purposes under this Agreement, any amounts withheld or paid with respect to a Partner pursuant to this Section 10.5 (other than the payment of Partnership Level Taxes) may be offset against any distributions to which such Partner is entitled concurrently with such withholding or payment (a “Tax Offset”); provided that the amount of any distribution subject to a Tax Offset shall be treated as having been distributed to such Partner pursuant to Section 5.1 at the time such Tax Offset is made.
(2)Tax Contribution Obligation. To the extent that (I) the amount of such Tax Offset exceeds the distributions to which such Partner is entitled concurrently with such withholding or payment (an “Excess Tax Amount”) or (II) there is a payment of Partnership Level Taxes relating to a Partner, the amount of such (A) Excess Tax Amount or (B) Partnership Level Taxes, as applicable, shall, in the General Partner’s sole discretion, (a) give rise to an interest-bearing obligation of such Partner to make a capital contribution to the Partnership (a “Tax Contribution Obligation”) and/or (b) be offset against future distributions to which such Partner is entitled until such Excess Tax Amount or Partnership Level Taxes, as applicable and, in each case, with interest accrued thereon, is reduced to zero.
(i)If requested by the General Partner, a Partner shall promptly contribute the amount of its Tax Contribution Obligation to the Partnership. To the extent a Partner does not promptly contribute the amount of its Tax Contribution Obligation to the Partnership, the Partnership shall offset such amount (plus interest accruing at the applicable underpayment rate for such period, as specified in Section 6621 of the Code) against distributions to which such Partner would otherwise be subsequently entitled until the Partner’s Tax Contribution Obligation (including any interest accrued thereon) has been satisfied in full. For the avoidance of doubt, the interest on any Tax Contribution Obligation paid by a Partner to the Partnership (whether directly or by offset) under this Section 10.5.B shall be taxable income to the Partnership.
(ii)To the extent, and at the time(s), that a Partner makes a payment to satisfy such Partner’s Tax Contribution Obligation (including any accrued but unpaid interest thereon), such payment shall be applied first to any accrued but unpaid interest owed by such Partner, and any remaining portion shall satisfy such Partner’s Tax

Contribution Obligation and such remaining portion shall increase such Partner’s Capital Account but shall not reduce the amount that a Partner is otherwise obligated to contribute to the Partnership. Amounts recovered by the Partnership through any offset against distributions pursuant to this Section 10.5.B shall be applied first to any accrued but unpaid interest owed by such Partner, and thereafter offset the amount of such Partner’s Tax Contribution Obligation, and such Partner’s Capital Account shall not be reduced to the extent such offset was against the amount of such Partner’s Tax Contribution Obligation.
(3)Security Interest. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner’s Partnership Units to secure such Partner’s Tax Contribution Obligation. Each Partner shall take such actions as the Partnership may request in order to perfect or enforce the security interest created hereunder.
(4)Indemnification by Partner. Each Partner hereby agrees to indemnify and hold harmless the Partnership, the other Partners, the Partnership Representative and the General Partner from and against any liability (including any liability for Partnership Level Taxes) with respect to income attributable to or distributions or other payments to such Partner.
C.Continued Obligations of Former Partners. For the avoidance of doubt, any Person who ceases to be a Partner shall be deemed to be a Partner for purposes of this Section 10.5, and the obligations of a Partner pursuant to this Section 10.5 shall survive indefinitely with respect to any taxes withheld or paid by the Partnership that relate to the period during which such Person was actually a Partner, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.
D.Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the General Partner may choose to not recover an amount of Partnership Level Taxes or other taxes withheld or paid with respect to a Partner under this Section 10.5 if the General Partner determines, in its reasonable discretion, that such an decision would be in the best interests of the Partnership (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Partner is not justified in light of the amount that may be recovered from such Partner).
7.    Entire Agreement. Together with the Partnership Agreement (and the Exhibits thereto), this Amendment contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements among them with respect thereto.
8.    Headings. The headings of the sections of this Amendment are inserted for convenience only and shall not constitute a part hereof nor affect in any way the meaning or interpretation of this Amendment.
9.    Partnership Continuation; Partnership Agreement Ratified and Confirmed. This Amendment shall not dissolve the Partnership, and the business of the Partnership shall be deemed to have continued notwithstanding this Amendment, and notwithstanding any contrary rights and privileges which may be contained in the Partnership Agreement. Except as amended by this Amendment, the Partnership Agreement is hereby ratified and confirmed in all other respects and shall otherwise remain unmodified and in full force and effect.
IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GENERAL PARTNER:
HIGHWOODS PROPERTIES, INC., a Maryland corporation
By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller
Executive Vice President, General Counsel and Secretary